Exhibit 99.1
Dendreon Statement on CMS Proposed Decision Memo for PROVENGE®

SEATTLE, March 30, 2011 – Dendreon Corporation (Nasdaq: DNDN) announced today that the Centers for Medicare and Medicaid Services (CMS) has issued a proposed decision memo for PROVENGE® (sipuleucel-T).

Dendreon appreciates the work and diligent scientific review conducted by CMS that resulted in the draft decision memo, in which CMS proposes that the evidence is adequate to conclude that the use of autologous cellular immunotherapy with PROVENGE improves health outcomes for Medicare beneficiaries with asymptomatic or minimally symptomatic metastatic castrate resistant (hormone refractory) prostate cancer (CRPC) and thus is reasonable and necessary for that indication.

Medicare beneficiaries currently are able to access PROVENGE as Medicare Administrative Contractors (MACs) covering all 15 regional territories have established coverage guidelines and/or provided physicians with written or verbal guidance on coverage.

PROVENGE Indication and Safety
PROVENGE is an autologous cellular immunotherapy indicated for the treatment of asymptomatic or minimally symptomatic metastatic castrate resistant (hormone refractory) prostate cancer (CRPC).

PROVENGE is intended solely for autologous use and is not routinely tested for transmissible infectious diseases.

The safety evaluation of PROVENGE was based on 601 prostate cancer patients in four randomized clinical trials who underwent at least one leukapheresis. The most common adverse events (incidence greater than or equal to 15%) are chills, fatigue, fever, back pain, nausea, joint ache, and headache. Serious adverse events reported in the PROVENGE group include acute infusion reactions (occurring within 1 day of infusion) and cerebrovascular events. In controlled clinical trials, severe (Grade 3) acute infusion reactions were reported in 3.5% of patients in the PROVENGE group. Reactions included chills, fever, fatigue, asthenia, dyspnea, hypoxia, bronchospasm, dizziness, headache, hypertension, muscle ache, nausea, and vomiting. No Grade 4 or 5 acute infusion reactions were reported in patients in the PROVENGE group.

To fulfill a post marketing requirement and as a part of the company's ongoing commitment to patients, Dendreon will conduct a registry of approximately 1500 patients to further evaluate a small potential safety signal of cerebrovascular events. In four randomized clinical trials of PROVENGE in prostate cancer patients, cerebrovascular events were reported in 3.5% of patients in the PROVENGE group compared with 2.6% of patients in the control group.

For more information on PROVENGE, please see the full Prescribing Information at www.provenge.com or call Dendreon ON Call at 1-877-336-3736.

About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response.  Dendreon's first autologous cellular immunotherapy product, PROVENGE® (sipuleucel-T), was approved by the FDA in April 2010 for the treatment of asymptomatic or minimally symptomatic metastatic, castrate-resistant (hormone-refractory) prostate cancer. Dendreon is also developing an orally-available small molecule that targets TRPM8 that could be applicable to multiple types of cancer. The Company is headquartered in Seattle, Washington and has manufacturing facilities in New Jersey, Georgia and California. Dendreon is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.